Exhibit 99.1

Columbus, Ohio – November 7, 2011 – It is with deep sadness that Bravo Brio Restaurant Group, Inc. (‘the Company”) announces the death of Mr. Allen J. Bernstein , a member of our Board of Directors, on November 1, 2011.  Mr. Bernstein had served as a director of the Company since 2006 including serving at various times on the Company’s Compensation Committee, Audit Committee and Nominating and Governance Committee.

Mr. Bernstein was an accomplished entrepreneur, restaurateur and business advisor.  The Company will miss his insight and wisdom as well as his generosity of spirit.  We extend our deep condolences to his wife, children and the rest of his family.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.